Exhibit 99.1
Financial Statements
Mail Frontier, Inc.
for the year ended December 31, 2005
with Report of Independent Registered Public Accounting Firm

Mail Frontier, Inc.
Financial Statements
Year ended December 31, 2005

REPORT OF ARMANINO MCKENNA LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders, Mail Frontier, Inc.
We have audited the accompanying balance sheet of Mail Frontier, Inc. (a Delaware corporation) as of December 31, 2005, and the related statements of operations, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mail Frontier, Inc. as of December 31, 2005, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.
/s/ ARMANINO MCKENNA LLP
ARMANINO MCKENNA LLP
San Ramon, California
May 8, 2006

MAILFRONTIER, INC.
BALANCE SHEET
(In thousands, except share data)

December 31,
2005
ASSETS
Current Assets:
Cash and cash equivalents	$1,550
Accounts receivable, net of allowance for doubtful accounts of $12	1,793
Inventories	139
Prepaid expenses and other current assets	1,158

Total current assets	4,640

Property and equipment, net	418
Other assets	58

Total assets	$5,116

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Line of credit	$200
Accounts payable	977
Accrued payroll and related benefits	522
Other accrued liabilities	483
Deferred revenue	5,785

Total current liabilities	7,967

Deferred revenue — non-current	1,839

Commitments and contingencies

Redeemable convertible preferred stock, $0.001 par value, issuable in series; 22,707,446 shares authorized
Series A, 5,410,152 shares designated; issued and outstanding shares — 5,322,795; Aggregate liquidation preference of $3,087	3,087
Series A-1, 2,479,698 shares designated; issued and outstanding shares — 2,429,720; Aggregate liquidation preference of $2,016	2,017
Series B, 8,317,596 shares designated; issued and outstanding shares — 8,255,784; Aggregate liquidation preference of $10,026	10,026
Series C, 4,500,000 shares designated; issued and outstanding shares — 4,396,088; Aggregate liquidation preference of $8,000	8,000
Series C-1, 2,000,000 shares designated; issued and outstanding shares — 824,267; Aggregate liquidation preference of $1,500	1,500

Stockholders’ deficit
Common stock, $0.001 par value:
Authorized shares — 35,000,000
Issued and outstanding shares — 4,320,541	4
Deferred compensation	(865)
Additional paid-in capital	1,277
Accumulated deficit	(29,736)

Total stockholders’ deficit	$(29,320)

Total liabilities and stockholders’ deficit	$5,116

The accompanying notes are an integral part of these financial statements.

MAILFRONTIER, INC.
STATEMENT OF OPERATIONS
(In thousands)

Year ended
December 31,
2005
Revenue	$6,309
Cost of revenue	1,971

Gross margin	4,338

Operating expenses:
Research and development	3,088
Sales and marketing	8,217
General and administrative	2,365

Total operating expenses	13,670

Loss from operations	(9,332)
Interest income, net	63

Net loss	$(9,269)

The accompanying notes are an integral part of these financial statements.

MAILFRONTIER, INC.
STATEMENT OF REDEEMABLE CONVERTIBLE PREFERRED STOCK
AND STOCKHOLDERS’ DEFICIT
Year ended December 31, 2005
(In thousands, except for share data)

	Redeemable
	Convertible Preferred					Additional
	Stock		Common Stock		Deferred	Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Compensation	Capital	Deficit	Deficit
Balance at December 31, 2004	20,404,387	$23,009	4,471,261	$4	$(1,064)	$1,294	$(20,289)	$(20,055)
Issuance of preferred stock	824,267	1,443	—	—	—		—	—
Repurchase of common stock	—	—	(190,678)	—	—	(22)	—	(22)
Exercise of stock options	—	—	39,958	—	—	5	—	5
Amortization of deferred compensation	—	—	—	—	199	—	—	199
Accretion of redemption price differential on redeemable convertible preferred stock	—	178	—	—	—	—	(178)	(178)
Net loss	—	—	—	—	—		(9,269)	(9,269)

Balance at December 31, 2005	21,228,654	$24,630	4,320,541	$4	$(865)	$1,277	$(29,736)	$(29,320)

The accompanying notes are an integral part of these financial statements.

MAILFRONTIER, INC.
STATEMENT OF CASH FLOWS
(In thousands)

Year ended
December 31, 2005
Cash flows from operating activities:
Net loss	$(9,269)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	292
Amortization of deferred stock compensation	199
Changes in operating assets and liabilities:
Accounts receivable	(526)
Inventories	(5)
Prepaid expenses and other current assets	(793)
Other assets	(6)
Accounts payable	115
Accrued payroll and related benefits	340
Other accrued liabilities	79
Deferred revenue	3,109

Net cash used in operating activities	(6,465)

Cash flows from investing activities:
Purchase of property and equipment	(138)

Net cash used in investing activities	(138)

Cash flows from financing activities:
Proceeds from issuance of stock options	5
Repurchase of common stock	(22)
Proceeds from borrowings under line of credit	200
Net proceeds from issuance of Series C-1 preferred stock	1,443

Net cash provided by financing activities	1,626

Net decrease in cash and cash equivalents	(4,977)
Cash and cash equivalents at beginning of year	6,527

Cash and cash equivalents at end of year	$1,550

Supplemental disclosure of cash flow information:
Cash paid for interest	$1
Cash paid for taxes	$2
The accompanying notes are an integral part of these financial statements.

MAILFRONTIER, INC.
NOTES TO FINANCIAL STATEMENTS
Note 1 — Description of Business and Summary of Significant Accounting Policies:
Description of Business
          MailFrontier, Inc. (the “Company”) was incorporated in the state of Delaware in February 2002. The Company provides an integrated messaging security solution for the enterprise that protects against email threats such as spam, fraud, viruses and policy violations.
Use of estimates
          The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ materially from those estimates.
Revenue recognition
          The Company recognizes revenue pursuant to the requirements of Statement of Position 97-2, Software Revenue Recognition (“SOP No. 97-2”), as amended by Statement of Position 98-9 (“SOP No. 98-9”), Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions.
          The Company sells its products and services under a subscription or perpetual license basis with support contracts. The subscriptions and support contracts are typically non-cancelable with a term of 12 to 36 months. Because the support component of the Company’s products require continuous delivery and is not separable from the product, the Company recognizes revenues from subscription, perpetual licenses and support contracts ratably over the term of the subscription or support contracts.
          In accordance with SOP 97-2, the Company begins to recognize revenue when all of the following criteria are met: (1) the Company has entered into a legally binding agreement with a customer; (2) the Company delivers the products; (3) agreement terms are deemed fixed or determinable; and (4) collection is probable.
          Customers are generally invoiced in advance. Amounts that have been invoiced are recorded in accounts receivable and in deferred revenue, and are amortized into revenue ratably over the term of the subscription or support contract as described above. The Company’s contracts do not contain rights of return.
          Revenue from sales made through indirect sales channels are recognized as the product and support are delivered to the end users provided that all four of the SOP 97-2 revenue recognition criteria noted above are met. This is commonly referred to as the sell-through method.
          When a contract includes an acceptance provision, the Company does not recognize revenue until the earlier of the receipt of a written customer acceptance or, if not notified by the customer to cancel the subscription contract, the expiration of the acceptance period.
Cash and Cash Equivalents
               The Company considers all highly liquid investments purchased with an initial maturity of three months or less to be cash equivalents. Cash and cash equivalents consist of amounts on deposit with commercial banks in checking, and interest-bearing and demand money market accounts.
Fair Value of Financial Instruments
               At the balance sheet date, the carrying values of the Company’s financial instruments, including cash and cash equivalents, accounts receivable and accounts payable approximate their fair values due to their relatively short maturities.

Inventories
          Inventories are stated at the lower of average cost (which approximates cost determined on a first-in, first-out basis) or market. The Company writes-down the value of inventories for estimated excess and obsolete inventories based upon assumptions about future demand and market conditions. Inventories consist primarily of finished goods.
Property and Equipment
          Equipment, furniture and fixtures are stated at cost, less accumulated depreciation. Depreciation is calculated using the straight line method, and the cost is amortized over the estimated useful lives of the respective assets, which range from three to five years.
Impairment of Long-Lived Assets
          The Company accounts for its long-lived assets in accordance with the Statement of Financial Accounting Standards No. 144, Accounting for impairment or Disposal of Long-Lived Assets (“SFAS No. 144”), which addresses how and when to measure impairment on long-lived assets. Under SFAS No. 144, the Company identifies and records impairment losses, as circumstances dictate, on long-lived assets used in operations when events and circumstances indicate that assets might be impaired and when projected undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of the assets. If these conditions are present, the impairment loss is measured as the amount by which the carrying amount of the asset exceeds the fair value.
Research and Development
          Research and development expenditures are generally charged to operations as incurred. Statement of Financial Accounting Standards No. 86, Accounting for the Computer Software to be Sold,Leased or Otherwise Marketed (“SFAS No. 86”), requires the capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on the Company’s product development process, technological feasibility is established upon the completion of a working mode; Costs incurred by the Company between the completion of a working model and the point at which the product is ready for general release has been insignificant. Accordingly, the Company has charged all such costs to research and development expenses in the accompanying statement of operations.
Stock-Based Compensation
          The Company has elected to follow Accounting Principles Board Opinion No.25 (“APB No.25”) and related interpretations in accounting for its employee stock options. The alternative fair value accounting provided for under statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“SFAS No.123”), requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB No. 25, when the exercise price of the Company’s employee stock options equals the marketing price of the underlying stock on the date of grant, no compensation expense is recognized.
          As permitted by SFAS No.123, the Company has elected to account for stock options granted to employees and directors using the intrinsic value method and accordingly, does not recognize compensation expense for stock options granted to employees and directors when the exercise prices are equal to the deemed fair value of the underlying common shares.
          Options granted to non-employees have been accounted for in accordance with SFAS No. 123 and emerging Issues Tax Force Issue No. 96-18, Accounting for Equity Instruments that are issued to other than employees for acquiring, or in conjunction with selling of goods or services (“EITF 96-18”). Non-employee awards with future performance requirements that are subject to vesting are periodically re-measured to their current fair value, with the resulting value charged to expense over the period the related services are rendered. Non-employee awards with no future performance requirements and that are fully vested are valued at the date of the grant and expensed in the period of the grant.

          Pro forma information regarding net income (loss) is required by SFAS No. 123, which also requires that the information be determined as if the Company has accounted for its employee stock options under the fair-value method of SFAS No.123. For purposes of pro forma disclosures, the estimated fair value of the stock awards to employees is amortized to expense over the stock award’s vesting period. The Company’s net loss would have been changed to the pro forma amounts indicated below for the year ended December 31, 2005:

Year Ended
December 31, 2005
(In Thousands)
Net loss as reported	$(9,269)
Stock-based compensation expense that would have been included in the determination of net loss had the fair value method been applied	(163)

Pro forma net loss	$(9,432)

          The fair value of these options was estimated at the date of the grant using the Black-Scholes option valuation method with the following assumptions for the year ended December 31, 2005:

FAS 123 Assumptions	Stock Options
Weighted average fair value:	$0.02
Volatility	0.70%
Risk-free interest rate	3.32%
Expected life:	4 years
Dividend yield:	0%
          The option valuation models were developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected life of the option. Because the employee’s stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.
          The pro forma impact of options on the net loss for the year ended December 31, 2005 may not be representative of the effects of net income (loss) for future years, as future years may include effects of additional years of stock option grants.
Income Taxes
     The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (“SFAS No.109”). Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates that will be in effect when the differences are expected to reverse.
Advertising expense
     All advertising costs are expensed as incurred. Advertising costs, which are included in sales and marketing expense, were approximately $93,000 for the year ended December 31, 2005.
Recent accounting pronouncements
          In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (SFAS 123R), which the Company will be required to adopt at the beginning of fiscal 2006. The pro forma disclosures previously permitted under SFAS No. 123 no longer will be an alternative to financial statement recognition. SFAS 123R will result in the recognition of substantial compensation expense relating to the Company’s employee stock options and employee stock purchase plans. As noted in Note 1, currently the Company does not recognize any compensation expense related to stock option grants the Company issues to employees under its stock option plans or related to the discounts the Company provides under its employee stock purchase plans. Under the new rules, the Company will be required to adopt a fair-value-based method for measuring the compensation expense related to employee stock awards. SFAS 123R eliminates the ability to account for share-based compensation transactions using the intrinsic value method under APB 25 and generally requires that such transactions be accounted for using a fair-value-based method. In January 2005, the SEC issued SAB No. 107, which provides supplemental implementation guidance for SFAS 123R. SFAS 123R will be effective for the Company at the beginning of fiscal 2006.

Note 2 — Property and Equipment
     The components of property and equipment for the year ended December 31, 2005 are as follows (in thousands):

Year Ended
Description	December 31, 2005
Computer equipment and software	$834
Furniture and fixtures	99
Office equipment	74

1,007
Less accumulated depreciation	(589)

$418

Note 3 — Line of Credit
          On December 9, 2005, the Company entered into a line of credit agreement with a bank in the amount of $2 million. The interest rate charged on the line of credit at December 31, 2005 was the bank’s prime rate plus 0.5% (7.50% at December 31, 2005). The line of credit expires August 28, 2006 and is collateralized by substantially all assets of the Company. In addition the Company issued the bank a warrant to purchase 16,485 shares of the Company’s Series C redeemable convertible preferred stock at an exercise price of $1.8198 per share. This warrant is exercisable at any time between December 9, 2005 and December 9, 2012. Interest expense in 2005 on this agreement was $1,500. At December 31, 2005, the outstanding balance was $200,000.
Note 4 — Lease commitments
     The Company currently has a lease agreement for its office space that expires in November 2006. Future minimum lease payments under this non cancelable operating lease agreements at December 31, 2005 was $326,000. Rent expense was $337,000 for the year ended December 31, 2005.
Note 5 — Stockholder’s Deficit
Common Stock
     At December 31, 2005, the Company has 35,000,000 authorized shares of common stock at the par value of $0.001 per share, of which 4,320,541 were issued and outstanding as of December 31, 2005.
     The Company allows employees to exercise all or a portion of their stock options at any time during their employment. Upon termination, the Company repurchases the unvested portion of the shares of common stock issued at the original purchase price per share. At December 31, 2005, the Company has repurchased to date a total of 428,000 shares of common stock for a total of $31,000.
Redeemable Convertible Preferred Stock
     At December 31, 2005, the Company has 22,707,446 shares of authorized Redeemable Convertible Preferred Stock of which 5,410,152 shares are designated Series A, 2,479,698 shares are designated Series A-1, 8,317,596 shares are designated Series B, 4,500,000 shares are designated Series C, 2,000,000 shares are designated Series C-1.
     On December 9, 2005, the Company authorized 2,000,000 shares of redeemable convertible preferred stock at the par value of $.001 per share, designed as “Series C-1 Redeemable convertible preferred stock” of which 824,267 shares were issued in exchange for $1.4 million in cash proceeds, net of issuance costs.
     The holders of the Series A, A-1, B, C and C-1 Redeemable convertible preferred stock (the “Holders”) are entitled to receive dividends, when and if declared by the Board of Directors, at the rate of $0.0464, $0.0664, $0.0971, $0.1456 and $0.1456 per annum, respectively. Such dividends are not cumulative.
     In the event of any liquidation, the Holders are entitled to receive, prior to and in preference any distribution of the proceeds of such liquidation to the holders of the common stock, an amount per share equal to the original issue price plus declared but unpaid dividends on such share. The original issue prices for the shares A, A-1, B, C and C-1 redeemable convertible preferred stock are $0.58, $0.83, $1.2143, $1.8198 and $1.8198 per share, respectively.

     If the proceeds are insufficient to be distributed among the Holders, it will be distributed ratably among the holders. In the event of liquidation before February 27, 2006, any remaining proceeds shall be distributed among the holders of Redeemable Convertible Preferred Stock and common stock pro rata based on the number of shares of common stock held by each (assuming full conversion of all such Redeemable convertible preferred stock). In the event of liquidation on or after February 27, 2006 any remaining proceeds available for distribution to shareholders shall be distributed among the holders of common stock pro rata based on the number of shares of common stock held by each. A change in control of the Company will be treated as a liquidation event, subject to the approval by the holders.
     The redeemable convertible preferred stock is convertible at the option of the holders, into the same number of shares of common stock, subject to adjustment under anti-dilution provisions as defined in the Articles of Incorporation. Conversion is automatic upon an underwritten public offering of the Company’s common stock where the aggregate gross proceeds to the Company exceeds $30,000,000 and has a valuation of at least $100,000,000.
     The holders have the voting rights equal to the common shares issuable upon conversion. Each holder of common stock is entitled to one vote for each share held.
     The difference between the original purchase price of the shares of the redeemable convertible preferred stock and its market value is being accreted via a charge to accumulated deficit. Accretion in the amount of $178,000 was charged to accumulated deficit during the year ended December 31, 2005.
Warrants
     In July 2002, the Company issued warrants to purchase up to 87,357 shares of Series A Redeemable convertible preferred stock at the exercise price of $0.58 per share, which were outstanding as of December 31, 2005 and expire in May 2010. In connection with the Company’s line of credit (Note 3), in December 2005, the Company issued a warrant to purchase up to 16,485 shares of Series C redeemable convertible preferred stock at the exercise price of $1.8198 per share. The warrant was outstanding at December 31, 2005 and will expire in December 2012. The value of the warrants was estimated using Black-Scholes option pricing model based on a weighted average, risk-free interest rate of approximately 4.5%, no dividend yield, volatility factor of 0.7 and an exercise period equal to the life of the warrant. The resulting valuation was immaterial.
Stock Option Plan
     In May 2002, the Board approved the adoption of a stock option plan (the “2002 Plan”), which provides for stock option grants to employees of incentive stock options intended to qualify under section 422 of the Internal Revenue Code (“ISO”) and non-qualifying stock options to employees, directors and consultants (“NSO”). The Board has authorized a total of 5,433,515 shares of common stock under the 2002 Plan. The purchase price of the ISO shares to be offered under the 2002 Plan is to be no less than 100% of the fair market value of such shares on the date of grant, and 85% in the case of NSO awards. Where a person owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company, (i) the exercise price must be at least 110% of the fair market value of a share on the date of grant; (ii) the purchase price if any is at lease 100% of the fair market value of a share that can be acquired under the 2002 Plan (other than upon exercise of an option) and (iii) in the case of an ISO, such ISO by its terms is not exercisable after the expiration of five years from the date of grant.
     The Company has determined that it issued stock option grants for the years 2003 through 2005 at an exercise price below fair market value. Fair market value was determined by the consideration received under a definitive merger agreement (Note 7). In accordance with APB No. 25, compensation expense of $199,000 was recorded for the year ended December 31, 2005.
     Stock option activity for the year ended December 31, 2005 is as follows:

			Weighted
			Average
		Options	Exercise
	Available for Grant	Outstanding	Price

Balance at December 31,2004	250,046	2,974,584
Options authorized	500,000	—	—
Options Granted	(1,740,054)	1,740,054	$0.18
Options exercised	—	(39,958)	$0.11
Options cancelled	1,011,605	(1,011,605)	$0.18

Balance at December 31,2005	21,597	3,663,075	$0.09

The following table summarizes the information about stock options outstanding as of December 31, 2005:

Options Outstanding				Options Exercisable
	Weighted		Weighted Avg		Weighted
	Avg		Remaining		Avg
Exercise	Exercise		Contractual Life		Exercise
Prices	Price	Shares	(in Years)	Shares	Price
$0.05	$0.05	130,667	6.8	96,624	$0.05
$0.08	$0.08	141,584	7.4	136,896	$0.08
$0.12	$0.12	239,000	7.9	128,280	$0.12
$0.18	$0.18	3,151,824	9.1	918,027	$0.18

	$0.17	3,663,075	8.9	1,279,827	$0.15

Note 6 — Income Taxes
     As of December 31, 2005, the Company had deferred tax assets of approximately $12.3 million. Realization of the deferred asset is dependant upon future taxable income, if any, the amount and timing of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The net valuation allowance increased by approximately $3,700,000 during the year ended December 31, 2005. Deferred tax assets primarily relate to net operating loss and tax credit carry forwards.
     As of December 31, 2005, the Company has federal net operating loss carry forwards of approximately $23.6 million. The Company also has federal research and development tax credit carry forwards of approximately $400,000 at December 31, 2005. The federal net operating loss and tax credit carry forwards will expire at various dates beginning in 2011, if not utilized.
     Utilization of the net operating loss carry forwards and credits may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended and similar state provisions. The annual limitation may result in expiration of net operating losses and credits before utilization.
Note 7 — Subsequent Event
     On February 8, 2006, the Company announced a definitive agreement with SonicWALL, Inc. to be acquired. The aggregate purchase price for this acquisition was approximately $30 million in cash for all outstanding common stock and redeemable convertible preferred stock. This acquisition closed on February 22, 2006.